Terminalling & Storage 2016E Guidance 1H 2016 Guidance 1H 2016 Actual Specialty Terminals - CCCT $12.6 $6.2 $6.6 Shore-Based Terminals $19.7 $10.4 $9.2 Martin Lubricants $12.3 $6.2 $4.6 Smackover Refinery $18.5 $9.3 $10.4 Specialty Terminals - Other $8.9 $2.4 $4.9 Total T&S $72.0 $34.5 $35.7 Natural Gas Services 2016E Guidance 1H 2016 Guidance 1H 2016 Actual Cardinal $38.1 $22.1 $22.0 Butane $23.5 $9.5 $7.0 WTLPG $14.4 $7.2 $4.2 NGLs $4.1 $1.6 $0.6 Propane $4.1 $2.2 $2.2 Total NGS $84.2 $42.6 $36.0 Sulfur Services 2016 E Guidance 1H 2016 Guidance 1H 2016 Actual Fertilizer $18.0 $13.3 $17.4 Molten Sulfur $6.2 $3.2 $3.7 Sulfur Prilling $5.1 $2.2 $2.9 Total Sulfur Services $29.3 $18.7 $24.0 Marine Transportation 2016E Guidance 1H 2016 Guidance 1H 2016 Actual Inland $16.6 $7.4 $3.6 Offshore $2.9 $1.4 $1.6 Marine USG&A $(5.3) ($2.7) ($2.1) Total Marine $14.2 $6.1 $3.1 MMLP 1H 2016 ADJUSTED EBITDA COMPARISON TO GUIDANCE Unallocated SG&A ($7.9) Total Adjusted EBITDA $90.9 Natural Gas Services Terminalling & Storage Sulfur Services Marine Transportation SG&A 1H 2016 Net income (loss) $18.6 $15.7 $20.0 $(8.7) $(8.6) $37.0 Depreciation and amortization $14.0 $20.1 $4.0 $6.1 -- $44.2 (Gain) loss on sale of property, plant and equipment $0.1 $(0.1) -- $1.6 -- $1.6 Loss on impairment of goodwill -- -- -- $4.1 -- $4.1 Unrealized mark-to-market on commodity derivatives $1.5 -- -- -- -- $1.5 Distributions from unconsolidated entities $4.3 -- -- -- -- $4.3 Equity in earnings of unconsolidated entities $(2.5) $(2.5) Unit-based compensation -- -- -- -- $0.5 $0.5 Income tax expense -- -- -- -- $0.2 $0.2 Adjusted EBITDA $36.0 $35.7 $24.0 $3.1 $(7.9) $90.9 $ millions 1H is presented as first six months of 2016 Exhibit 99.2

The Partnership's management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) to analyze its performance. These include: (1) net income before interest expense, income tax expense, and depreciation and amortization (“EBITDA”), and (2) adjusted EBITDA. The Partnership's management views these measures as important performance measures of core profitability for its operations and the ability to generate and distribute cash flow, and as key components of its internal financial reporting. The Partnership's management believes investors benefit from having access to the same financial measures that management uses. EBITDA and Adjusted EBITDA. Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets. The Partnership has included information concerning EBITDA and adjusted EBITDA because it provides investors and management with additional information to better understand the following: financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis; the Partnership's operating performance and return on capital as compared to those of other similarly situated entities; and the viability of acquisitions and capital expenditure projects. The Partnership's method of computing adjusted EBITDA may not be the same method used to compute similar measures reported by other entities. The economic substance behind the Partnership's use of adjusted EBITDA is to measure the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness and make distributions to its unitholders. EBITDA and adjusted EBITDA should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with GAAP. The Partnership's method of computing these measures may not be the same method used to compute similar measures reported by other entities. USE OF NON-GAAP FINANCIAL INFORMATION